EXHIBIT 23.1

Roy C. Hopkins, Esq.
1700 Attridge Road
Churchville, New York 14428


(585) 293-2955

April 2, 2002


The Board of Directors
USMetals, Inc.
Suite 204
4535 West Sahara Avenue
Las Vegas, Nevada 89102

         Subject: Determination of Applicability of the Issuance of Shares under Rule 701 Pursuant to the Employee Compensation Plan of USMetals, Inc., a Nevada corporation.

Ladies and Gentlemen:

I have examined the Employee Compensation Plan (the "Plan") that was adopted on September 8, 2000 by USMetals, Inc., a Nevada corporation (the "Company" and "Metals"), in connection with the issuance of 4,200,000 shares of the Company's common stock (the "Plan Shares") and issued to certain of the Company's officers and directors in reliance on the provisions promulgated by Rule 701 (17 CFR 230.701) of the Securities Act of 1933 (the "Act").

         In connection with this opinion, I have examined and relied upon certified copies or such documents, or otherwise identified to my satisfaction, including the Plan, corporate records, and other instruments, as deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Company's Articles of Incorporation, and all amendments thereto, the Bylaws of the Company, the minute books and other records of the Company's corporate proceedings, and I have reviewed relevant areas of law necessary or appropriate to render my opinion; consequently, my opinion is based solely on, and limited to, the Federal laws of the United States of America and the Nevada Revised Statutes, as amended and as in effect on the date hereof, and express no opinion as to the laws of any other jurisdiction or to any other circumstances.

         I have used a number of assumptions to opine on the Plan Shares; namely, (a) in rendering this opinion, I have assumed that on the date of the issuance of the Plan Shares, the Company was a duly formed and validly existing private corporation in good standing under the laws of the State of Nevada (organized under ss. 78.010 through ss. 78.090, inclusive, of the Nevada Revised Statutes, as amended, and as in effect of the date hereof); (b) in my examination of all documents, certificates, and records, I have assumed, without investigation, the authenticity and completeness of all documents submitted to me by the Company as originals, the conformity to the originals of all documents submitted to me as copies, and the authenticity and completeness of the


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originals of all documents submitted to me as copies; and, (c) I have assumed the genuineness of all signatures, the legal capacity of the natural persons, and the authority of all persons executing any documents on behalf of the parties thereto other than the Company; (d) the due authorization, execution, and delivery of all documents by the parties thereto other than the Company and
(e) the Company is a close corporation organized under ss.78.010 through ss.78.090 inclusive, of the Nevada Revised Statues, as amended and as in effect on the date hereof.

         As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of Metals and of public officials and have assumed the same to be properly given and to be accurate.

         Moreover, on the date the Plan Shares were issued in accordance with the Plan, the Company was not subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), and, the Plan Shares, including the Company's common stock, were not publicly trading on any intermediary quotation system and were not registered on any form, under any rule or regulation, or the Securities and Exchange Commission.

         The Plan Shares consist of 4,200,000 of the Company's common stock, which were issued to certain of the Company's officers and directors as compensation for the performance of work or services to the Company in the ordinary course. As of the date of the issuance of the Plan Shares, the Company was authorized to issue 100,000,000 shares of common stock, without regard to class or series, $0.001 par value per share.

         Based upon the foregoing, I am of the opinion that the Plan Shares, which were issued in the manner described in the Plan, were duly authorized, validly issued, fully paid, and non-assessable; that Metals complied in every material respect with the stipulations set forth in Rule 701 relative to the issuance of the Plan Shares, and, the Plan Shares are exempt from registration pursuant to Rule 701. Furthermore, Metals was, on the date of the Plan, eligible to seek the exemption from the registration of its securities in reliance on Rule 701.

         In reliance on 17 CFR 230.701, I am of the opinion that the Plan Shares issued thereunder are deemed to be "restricted securities" (as that term is defined in 17 CFR 230.144), thus, the resale of the Plan Shares must be in compliance with the registration requirements of the Securities Act of 1933 (the "Act:), or by an exemption from those requirements; HOWEVER, the Plan Shares may be resold 90 (ninety) days from the date Metals becomes subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as is the case of Metals' acquisition by the Company as the result of the Agreement. Moreover, the Plan Shares may be resold at any time by persons who are not "affiliates" of Metals or the Company (as defined in 17 CFR 230.144) in reliance on 17 CFR 230.144 without compliance with paragraphs (c),
(d), (e), and (h) of paragraph (d) of section 230.144.

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         I consent to the use of this opinion to be contained in any form or report made and given by the Company to the Securities and Exchange Commission (the "Commission"), and further consent to the use of my name whenever appearing in any such form or report filed with the Commission, and any amendment thereto; provided, however, that any such use or incorporation by reference is limited to the subject matter contained hereinabove.


                                                     Very truly yours,



                                                     /s/Roy C. Hopkins, Esq.



Cc: USCorp Board of Directors